FOR IMMEDIATE RELEASE

                  Archstone Communities Trust
Contact:          Charles E. Mueller, Jr.
                  800-982-9293
                  303-708-5959


                   ARCHSTONE ANNOUNCES STOCK REPURCHASE PROGRAM


DENVER - February 11, 1999 - Archstone Communities (NYSE: ASN) announced today that its Board of Trustees has authorized the purchase of up to $100 million of the company's common shares of beneficial interest. At current market prices, this represents approximately 3.6% of the company's common shares outstanding. Archstone plans to repurchase shares from time to time in open market and privately negotiated transactions, depending on market prices and other conditions.

"At its current price level, we believe our stock is an excellent investment opportunity especially given Archstone's solid financial position and growth outlook," said R. Scot Sellers, chairman and chief executive officer. "This program reflects our continued confidence in our strategy, and enhances our efforts to create value for our shareholders."

Archstone Communities is a leading real estate operating company focusing on the development, operation and long-term ownership of multifamily communities in markets and sub-markets with high barriers to entry throughout the United States. With a total market capitalization of $5.4 billion, Archstone has a dominant presence with 305 communities representing 88,631 units, including 19,290 units in its development pipeline, as of December 31, 1998.




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